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                                                                    Exhibit 99.1

Contacts:
Karen J. Novak                                           Nancy Huber
Media Relations                                          Chief Financial Officer
408-542-5282                                             408-542-5225
knovak@wmux.com                                          nhuber@wmux.com
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            WESTERN MULTIPLEX REVISES ITS Q2 2001 EARNINGS ESTIMATES


SUNNYVALE, Calif., -- June 18, 2001--Western Multiplex Corporation (Nasdaq:WMUX) today announced that it has revised downward its earnings estimates for the second quarter of FY2001, ending June 29, 2001. The company anticipates that revenues will be approximately $21 million, roughly 44% below the first quarter of FY2001 and flat from the second quarter FY2000. Sales at this level would result in a loss of approximately $4.0 million or $0.07 per share. As a result, the company currently believes that it will not achieve its previous guidance for the full year of 2001. The company will provide additional guidance for the second half of the year on July 19, in conjunction with its second quarter earnings release and conference call.

While second quarter revenue is flat year-over-year, the anticipated results reflect lower than expected channel sales as the company plans to reduce channel inventory in response to weaker than expected domestic demand. International revenue is also expected to be lower than anticipated. The weakness in sales growth was not due to any single customer but reflects a broad reduction in capital expenditures across our customer base worldwide. The company still has no CLEC (Competitive Local Exchange Carriers) or significant ISP (Internet Service Providers) exposure. Western Multiplex has also announced that it is reviewing its operating plan to align the company with its financial model in light of slower than expected sales.

"Notwithstanding the current market conditions, we feel the long term need for high- capacity access and backhaul has not abated, and we continue to believe in the tremendous market opportunity for high-capacity, fixed wireless connectivity," said Jonathan Zakin, Western Multiplex Chairman and CEO. "We remain confident that our strategy of serving diversified customers in multiple market segments with multiple products is fundamentally sound and ultimately should reduce market risk. However, we are not immune to overall market conditions. We are hopeful that we will return to profitability in the third quarter."

Today's Conference Call To Be Broadcast Live Over the Internet

A conference call with Jonathan Zakin will be broadcast live over the Internet today, Monday, June 18 at 5:30 am Pacific Daylight Time, 8:30 am Eastern Daylight Time.

To listen to the webcast, login to the Western Multiplex homepage, www.wmux.com.
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Direct your browser to Investor Relations and click on the link titled
"Conference Calls."
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The minimum requirements to listen include sound capabilities on your personal computer and installation of RealPlayer software available at no cost for Windows 95/98, Windows 3.1, Windows NT, Macintosh, and UNIX systems from Real Audio, www.real.com.

The webcast will be archived immediately following the conference call and will remain available at the Western Multiplex home page, www.wmux.com.
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Additionally, the conference call will be available on a recorded telephone archive by calling toll free 888-203-1112 and entering pass code 413730, beginning June 18, 2001 at 12:00 PM, Eastern Daylight Time until the end of business on Wednesday, June 20, 2001. For international callers, the recorded telephone archive is available by calling the following number, 719-457-0820, to which tolls apply.

About Western Multiplex Corporation

Western Multiplex Corporation is a leader in high-capacity, point-to-point fixed-wireless communication systems used by leading Internet Service Providers, telecommunications carriers and corporations worldwide. The company's fixed-wireless telco and IP based systems address the growing need of service providers and end-users to rapidly and cost-effectively deploy high-speed communication networks for mobile communication backhaul, fiber extension, multi-tenant/multi-dwelling unit Internet access, enterprise, government and education campus connectivity and enable last mile access. The company's website is: www.wmux.com. Western Multiplex Investor Information Service:
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877-9WMUX-IR (877-996-8947)

Safe Harbor

The company noted that forward looking statements about future performance like those contained throughout the press release are, of course, subject to factors which could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company's products, new technological developments, competition, and general economic or market conditions.

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